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                                                                   EXHIBIT 23.02





               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the options granted by Galt Technologies, Inc. under its 1995 Stock Option Plan assumed by Intuit and to the incorporation by reference therein of our report dated September 6, 1996 (except for Note 12, as to which the date is September 18, 1996), with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 1996, filed with the Securities and Exchange Commission.

                              /s/ ERNST & YOUNG LLP

                              ERNST & YOUNG LLP

Palo Alto, California
October 22, 1996